Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated March 30, 2020

Relating to Preliminary Prospectus Supplement dated March 30, 2020 to

Prospectus dated August 27, 2018

Registration No. 333-227056

FINAL PRICING TERMS

SYSCO CORPORATION

$750,000,000 5.650% Senior Notes due 2025

$1,250,000,000 5.950% Senior Notes due 2030

$750,000,000 6.600% Senior Notes due 2040

$1,250,000,000 6.600% Senior Notes due 2050

Issuer:	Sysco Corporation

Expected Ratings*:	Baa1 (Stable) by Moody’s Investors Service, Inc. BBB- (Negative) by Standard & Poor’s Ratings Services BBB (Negative) by Fitch Ratings, Inc.

Guarantee:	Unconditionally guaranteed by certain subsidiaries of Sysco Corporation

Title of Security:	5.650% Senior Notes due 2025	5.950% Senior Notes due 2030	6.600% Senior Notes due 2040	6.600% Senior Notes due 2050

Principal Amount:	$750,000,000	$1,250,000,000	$750,000,000	$1,250,000,000

Maturity Date:	April 1, 2025	April 1, 2030	April 1, 2040	April 1, 2050

Coupon:	5.650%	5.950%	6.600%	6.600%

Interest Payment Dates:	April 1 and October 1, commencing October 1, 2020	April 1 and October 1, commencing October 1, 2020	April 1 and October 1, commencing October 1, 2020	April 1 and October 1, commencing October 1, 2020

Price to Public:	99.931% of the principal amount	99.792% of the principal amount	99.802% of the principal amount	99.767% of the principal amount

Benchmark Treasury:	0.500% due March 31, 2025	1.500% due February 15, 2030	2.375% due November 15, 2049	2.375% due November 15, 2049

Benchmark Treasury Yield:	0.416%	0.728%	1.368%	1.368%

Spread to Benchmark Treasury:	T + 525 bps	T + 525 bps	T + 525 bps	T + 525 bps

Yield to Maturity:	5.666%	5.978%	6.618%	6.618%

Optional Redemption Provision:

Make-Whole Call:	T + 50 bps	T + 50 bps	T + 50 bps	T + 50 bps

Par Call:	On or after March 1, 2025 (one month prior to maturity)	On or after January 1, 2030 (three months prior to maturity)	On or after October 1, 2039 (six months prior to maturity)	On or after October 1, 2049 (six months prior to maturity)

Interest Rate Adjustment:	The interest rate payable on the notes will be subject to adjustment, in each case based on certain rating events as described under the caption “Description of Notes—Interest Rate Adjustment of the Notes Based on Certain Rating Events” in the Preliminary Prospectus Supplement referenced above.

Change of Control:	Upon the occurrence of both (i) a change of control of Sysco Corporation and (ii) a downgrade of the notes below an investment grade within a specified period, as more particularly described in the preliminary prospectus supplement, Sysco Corporation will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.

Trade Date:	March 30, 2020

Expected Settlement Date**:	T + 3; April 2, 2020

CUSIP/ISIN Numbers:	871829 BP1 / US871829BP11	871829 BL0 / US871829BL07	871829 BM8 / US871829BM89	871829 BN6 / US871829BN62

Joint Book-Running Managers:

BofA Securities, Inc.

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

TD Securities (USA) LLC

Wells Fargo Securities, LLC

J.P. Morgan Securities LLC

PNC Capital Markets LLC

U.S. Bancorp Investments, Inc.

Co-Managers:

Barclays Capital Inc.

HSBC Securities (USA) Inc.

Siebert Williams Shank & Co., LLC

Rabo Securities USA, Inc.

Santander Investment Securities Inc.

SunTrust Robinson Humphrey, Inc.

BNP Paribas Securities Corp.

Lloyds Securities Inc.

Scotia Capital (USA) Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**The issuer expects delivery of the notes will be made against payment therefor on or about April 2, 2020, which is the third business day following the date of pricing of the notes (such settlement being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than two business days prior to the scheduled settlement date will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

No PRIIPs KID — No PRIIPs key information document (“KID”) has been prepared as not available to retail in EEA.

The issuer has filed a registration statement (including a prospectus) and related preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. at 1-800-294-1322, Deutsche Bank Securities Inc. at 1-800-503-4611, Goldman Sachs & Co. LLC at 1-866-471-2526, TD Securities (USA) LLC at 1-855-495-9846 and Wells Fargo Securities, LLC at 1-800-645-3751.